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                                                                  EXHIBIT 10(z)



                               SEVERANCE AGREEMENT

         Severance Agreement dated June , 1997 (the "Agreement") by and between Substance Abuse Technologies, Inc., a Delaware corporation (the "Company"), and David L. Dorff (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Company has agreed to employ the Executive on an at-will basis and the Executive has agreed to be so employed, as the President and Chief Operating Officer of the Company subject to the terms of this Agreement;

         WHEREAS, the Executive and the Company agree that the Executive's right to severance pay upon his termination as an employee of the Company without cause shall be as set forth in this Agreement; and

         WHEREAS, effective as of the date hereof, the compensation to be paid to the Executive by the Company for the services to be performed is as follows:

         (1) a base salary (the "Base Salary") of $120,000 per annum and an annual review at the end of each fiscal year during the term of this Agreement by the Company's Compensation Committee, with a minimum raise each year of three times the Consumer Price Index if the Executive's performance is deemed satisfactory by the Compensation Committee. The annual minimum Base Salary shall be increased to (a) $275,000 upon the Company being profitable for two consecutive calendar months during the term of this Agreement or renewal thereof with sales equal to or greater than $2,500,000 during such two month period and
(b) to $325,000 upon the Company being profitable for a fiscal year during the term of this Agreement or renewal hereof with sales equal to, or greater than $20,000,000 and (c) to $375,000 upon the Company being profitable for a fiscal year during the term of this Agreement or any renewal hereof with sales equal to, or greater than, $40,000,000; provided, however, that in calculating profitability and sales, the operations of the U.S. Drug Testing, Inc. ("U.S. Drug") shall be excluded;

         (2) an aggregate year-end bonus (the "Annual Bonus") equal to the Bonus Percentage (as hereinafter defined) multiplied by the Executive's annual Base Salary as follows: (a) if the Company achieves 100% of its financial objectives in such fiscal year, based upon a Board-approved budget excluding the operations of U.S. Drug, commencing with the fiscal year ending March 31, 1998, the Bonus Percentage shall be 75%; (b) if the Company achieves greater than 100% of its financial objectives and up to 150% of its financial objectives for a fiscal year, then the Bonus Percentage shall equal the product of 75% and a fraction, the numerator of which shall be the percentage of the financial objectives actually achieved (e.g., 150%), except that any



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amount in excess of 150% shall be deemed to be 150% for the purposes of this calculation, and the denominator of which shall be 75%; (c) if the Company achieves 80% or more of its financial objectives for a fiscal year up to 100%, the Executive shall receive an Annual Bonus based upon a pro rata amount of the Bonus Percentage (e.g., if 90% of the financial objectives are achieved, the Bonus Percentage shall be 37.5%); and (d) if the Company achieves less than 80% of its financial objectives for a fiscal year, the Executive shall not receive any Annual Bonus. If the Company acquires a company or companies in a fiscal year, 50% of the sales of such acquired company or companies up to $10,000,000, 33% of the sales above $10,000,000 and all profits and losses of such acquired Company shall count toward the Executive achieving any sales and profit objectives in determining the Annual Bonus in the year of acquisition.

         (3) a bonus payment in the amount of $50,000 upon each renewal of this Agreement pursuant to Section 4(b) hereof;

         (4) the grant, at the end of each fiscal year during the term of this Agreement or any renewal hereof, of a stock option to purchase a minimum of 50,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at an exercise price equal to the closing sale price on the date of grant, as reported on the American Stock Exchange, Inc. (the "AMEX") or such other exchange or national securities association on which the Common Stock may then be regularly quoted or, if not so quoted, as reported in the over-the-counter market at the date of such grant, and if such day shall be a day on which the AMEX shall be closed, the preceding day on which the Common Stock is traded and the expiration date of each such grant shall be three years from the date of grant; and

         (5) the award of 125,000 shares of the Common Stock for each $.75 increase in the closing sales price of the Common Stock (such closing sales price to be determined in accordance with paragraph (4) of this WHEREAS clause) above $1.375, with such increase to be determined by the average of the closing sales prices of the Common Stock during any 90-day period commencing with the fiscal year ending March 31, 1998; provided, however, once the average of the closing sales prices of the Common Stock reach an award level (e.g., $2.125), no awards will be made again until the average of the closing sales prices of the Common Stock during a 90-day period reaches the next award level (e.g., $2.875 after $2.125). All shares of the Common Stock awarded under this paragraph (5) shall be vested over a three-year period and shall be registered under the Securities Act of 1933, as amended, as part of a pool of stock options to be registered in connection with a currently proposed underwritten offering. Upon the expiration of the initial term, if not renewed by the Company, upon the death or disability of the Executive, upon the termination of this Agreement by the Company without Cause and upon a Change in Control whenever the Executive's Common Stock purchase warrants or stock options, if any, would become immediately exercisable pursuant to Section 6(d) hereof, then, upon the happening of any of the foregoing events, the awarded shares not then vested immediately become vested.

         (6) the award of warrants upon the execution hereof to purchase (a) 700,000 shares of the Common Stock at an exercise price of $1.8125 per share,
(b) 300,000 shares of the common stock at an exercise price of $2.3125 and (c) 300,000 shares of the common stock at an exercise price of $2.8125 per share. One third of each warrant shall vest, on June , 1998, June , 1999



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and June , 2000, provided that the Executive is employed by the Company on such date. The warrant shall expire five years from the date hereof.

         WHEREAS, in the event that this Agreement is not renewed and in consideration of the Executive's agreement not to compete as set forth in
Section 5 hereof, the Executive shall receive a one-time lump sum payment equal to the annual Base Salary and car allowance at such time and the costs of the benefits stated below.

         WHEREAS, the employee benefits, vacation, life insurance and other perquisites to be received by the Executive during the term of this Agreement are as follows:

         (i) participation in all employee pension and welfare benefit plans and programs made available to the Company's senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.

         (ii)  five weeks vacation per year which, if not taken, will accrue;

         (iii) term life insurance coverage in the amount of $1,500,000 face value, the beneficiary of which shall be designated by the Executive;

         (iv) a monthly automobile allowance of $1,000 which allowance shall be reviewed at the end of each fiscal year during the term of this Agreement and any renewal hereof and adjusted to the market price;

         (v)   an annual physical examination; and

         (vi) an allowance for professional services of $5,000 for each fiscal year during the term of this Agreement and any renewal hereof to be paid to, or for the benefit of, the Executive.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

         1. COMPANY'S RIGHT TO TERMINATE. Subject to the Company fulfilling its obligations to the Executive relating to compensation and benefits during the term of this Agreement, the Executive agrees that he will not voluntarily leave the employ of the Company and will continue to perform the Executive's regular duties as President and Chief Operating Officer of the Company. Notwithstanding the foregoing, the Company may terminate the Executive's employment at any time, subject to providing the benefits hereinafter specified in accordance with the terms hereof.

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         2. TERMINATION OF EMPLOYMENT. The termination of the Executive as an employee of the Company for Disability or Cause shall be on the following terms and conditions:

                  (a) Disability

                           Termination by the Company of the Executive's
employment based on "Disability" shall mean termination (i) because of the Executive's inability to perform his duties with the Company on a full time basis for four consecutive months, or 180 days out of any twelve-month period, as a result of the Executive's incapacity due to physical or mental illness; or
(ii) as a result of the Executive being certified incompetent by a court of competent jurisdiction and all appeals from such certification having expired.

                  (b) Cause

                           Termination by the Company of the Executive's
employment for "Cause" shall mean termination because of: (i) the Executive's conviction of a felony; (ii) any action by the Executive involving dishonesty, fraud or gross or willful misconduct in connection with his employment with the Company; (iii) the Executive's gross negligence in the performance of his duties and obligations hereunder or habitual neglect of his duties; (iv) the Executive's substance abuse, including, without limitation, chronic alcoholism or drug addiction; (v) the Executive's intentional refusal or failure to perform his duties as the Chief Executive Officer of the Company, including, without limitation, the intentional disregard of a lawful directive by the Board of Directors of the Company or any Committee thereof; (vi) intentional conduct on the part of the Executive which is knowingly detrimental to the best interests of the Company; or (vii) the Executive's failure to perform in a competent manner his duties as the Chief Executive Officer of the Company, resulting in damage or detriment to the Company.

                  (c) Notice of Termination

                           Any purported termination by the Company pursuant to
subsections (a) or (b) of this Section 2 or for any other reason shall be communicated by written Notice of Termination to the Executive from the Chief Executive Officer of the Company (or such other officer as may be designated) at the direction of the Board of Directors of the Company. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate that it is without Cause or shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  (d) Date of Termination

                           "Date of Termination" shall mean (i) if the
Executive's employment is terminated for Disability, the date specified in the Notice of Termination, (ii) if the Executive's employment is terminated for Cause, the date specified in the Notice of Termination, (iii) if the



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Executive's employment is terminated for death, the date of death, and (iv) if the Executive's employment is terminated, without Cause, the date on which a Notice of Termination is given.

         3.  CERTAIN BENEFITS UPON TERMINATION

                  (a) Subject to Section 6(b) hereof, if the Executive's employment is terminated by the Company other than for Cause, Disability or death, then the Executive shall be entitled to the benefits provided below:

                           (i)   the Company shall pay the Executive his full
Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given plus credit for any vacation earned but not taken and the amount, if any, of any bonus for a past fiscal year which has not yet been awarded or paid to the Executive, and the amount of the bonus for the current fiscal year determined on a pro rata basis;

                           (ii)  in lieu of any further salary, bonuses or
benefits payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance to the Executive on the 30th day following the Date of Termination a lump sum amount equal to the total amount of the Base Salary that would have been paid to the Executive had he not been terminated during the period commencing on the Date of Termination and ending on June , 2000; and

                           (iii) the Company shall maintain in full force and
effect, for the Executive's continued benefit until the earlier of (A) June , 2000 or (B) the Executive's commencement of full time employment with a new employer, his automobile allowance and all life insurance, medical, health and accident, and disability plans, programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and programs.

                  (b) If the Executive's employment is terminated for Disability under Section 2(a), then the Executive shall be entitled to the benefits provided below:

                           (i)   the Company shall pay the Executive his full
Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given plus credit for any vacation earned but not taken and the amount, if any, of any bonus for a past fiscal year which has not yet been awarded or paid to the Executive and the amount of the bonus for the current fiscal year determined on a pro rata basis;

                           (ii)  in lieu of any further salary, bonuses or
benefits payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive on the 30th day following the Date of Termination a lump sum


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amount equal to the Base Salary that would have been paid to the Executive had he not been terminated during the period commencing on the Date of Termination and ending on the earlier of four months after the Date of Termination or June , 2000; and

                           (iii) the Company shall maintain in full force and
effect for the Executive's continued benefit, until the earlier of four months after the Date of Termination and June , 2000, his automobile allowance and all life insurance, medical, health and accident, and disability plans, programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provision of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and programs.

                  (c) If the Executive's employment is terminated for Cause, Disability under Section 2(I)(a), death or voluntary termination or resignation of employment by the Executive, the Executive shall be paid his full Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given plus credit for any vacation earned but not taken and the amount, if any, of any bonus for a past fiscal year which has not yet been awarded or paid to the Executive.

                  (d) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise nor shall the amount of any payment provided for in this Section 3 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

         4.  TERM OF AGREEMENT.

                  (a) This Agreement shall terminate June , 2000 subject to renewal in accordance with Section 4(b) below.

                  (b) The Company shall have two one-year options to renew this Agreement by notifying the Executive of such intention at least three months prior to the end of the term of this Agreement of any renewal thereof.

         5.  COVENANT NOT TO COMPETE

                  (a) Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that Executive agree, and accordingly, Executive does hereby agree, that in consideration of the Company agreeing to the severance arrangements and the Change in Control provisions set forth in this Agreement, he shall not, directly or indirectly, at any time during the "Restricted Period" within the "Restricted Area" (as those terms are defined in Section 5 (d) below):



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                           (i)  engage in the business of the manufacture of,
or retail or wholesale marketing, sale or distribution of products or services which the Company has marketed or is substantially planning to market during the term of this Agreement, including, without limitation, single source services to assist businesses in their hiring practices ranging from substance abuse testing, background screening to total program management and related services (the "Restricted Products") either on his own behalf or as an officer, director, employee, stockholder, partner, consultant, associate, executive, manager, member, owner, agent, creditor, independent contractor, or co-venturer of any third party; or

                           (ii) employ or engage, or seek to employ or engage,
or assist anyone else to employ or engage or seek to employ or engage, any person who is then or at any time during the preceding year was in the employ of the Company or any of its affiliates, or an independent contractor who then or any at ant time during the preceding two years provided design, manufacturing, marketing or sales services in connection with the business of the Company or any of its Affiliates.

                  (b) Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the term of this Agreement and during the Restricted Period and within the Restricted Area (a) solicit any customers of the Company for the sale of the Restricted Products, (b) persuade or seek to persuade any customer of the Company or its affiliates to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such customer was originally established in whole or in part through Executive's efforts; or
(c) interfere in any manner in the relationship of the Company with any of their respective suppliers, whether or not the relationship between the Company and such supplier was originally established in whole or in part by Executive's efforts.

                  For the purposes of the provisions hereof, "customer" and "supplier" shall include any individual, proprietorship, corporation, joint venture, trust or any other form of business entity that is (x) then a customer or supplier, as the case may be, of the Company or (y) a former customer or supplier, as the case may be, or potential customer or supplier, as the case may be, of the Company which the Company has solicited prior to or during the term of this Agreement.

                  (c) This Section 5 shall not be construed to prevent Executive from (a) owning, directly and indirectly, in the aggregate, less than one (1%) percent of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national securities exchange or in the over-the-counter market, (b) having other investments and personal ventures and (c) being a member of the board of directors of other entities and industry groups and doing charity work, which, from time to time, may require minimal portions of his time, but which ventures, investments, directorships, charity work, and/or the time associated therewith shall not interfere or be in conflict with his duties hereunder, be in competition with the business of the Company or be in violation of or in conflict with any of the restrictions set forth in this Section 5.

                  (d) The term "Restricted Period", as used in this Section 8, shall mean the period of Executive's actual employment hereunder plus twelve
(12) months after the date the Executive is


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no longer actually employed by the Company for any reason other than as set forth in Section 5(f) below, including, without limitation, as a consequence of the Executive's resignation, or the termination of the Executive's employment with "Cause" or as a result of the Executive being disabled (the "Restricted Period"). The term "Restricted Area" as used in this Section 8 shall mean the United States and its territories and possessions. The provisions of this
Section 8 shall survive the expiration or termination of Executive's employment hereunder and until the end of the Restricted Period as provided in this
Section 5(d).

                  (e) Anything in this Section 5 to the contrary notwithstanding, if the Executive is terminated without Cause during the term of this Agreement or if the Company ceases to exist other that by reason of a merger, consolidation, sale of assets or similar transaction, the Executive shall no longer be bound by the terms of Section 5 of this Agreement.

                  (f) The parties hereto agree that the remedy at law for any breach of Section 5 will be inadequate and that the Company shall be entitled to injunctive relief to compel the Executive to perform or refrain from action required or prohibited hereunder. The necessity of protection has been carefully considered by the parties hereto. The parties hereby agree and acknowledge that the duration, scope and geographic area applicable to the restrictions set forth in Section 5 are fair, reasonable and necessary. The consideration provided for herein is sufficient and adequate to compensate the Executive for agreeing to the restrictions contained in this Section 5. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

         6.  CHANGE IN CONTROL

                  (a) In the event of a Change in Control, the Executive shall have the right to terminate voluntarily his employment with the Company, with or without reason, within six months after the occurrence of such Change in Control by giving written Notice of Termination to the Company. A Change in Control shall be deemed to occur upon (I) the election of one or more individuals to the Board of Directors of the Company which election results in one-third of the directors of the Company consisting of individuals who have not been directors of the Company for at least two years, unless such individuals have been elected as directors or nominated for election as directors by three fourths of the directors of the Company who have been directors for at least two years; (ii) the sale by the Company of all or substantially all of its assets to any Person, the consolidation of the Company with any Person, the merger of the Company with any Person as a result of which merger the Company is not the surviving entity as a publicly held corporation or the sale or transfer of shares of the Company by the Company and/or any one or more of its stockholders, in one or more transactions, related or unrelated, to one or more Persons under circumstances whereby any Person and his, her or its Affiliates shall own after such sales and transfers, at least one-fourth, but less than one-half, of the shares of the Company having voting power for the election of directors, unless, in any such case, such sale, consolidation, merger or transfer has been approved in advance by three-fourths of the directors of the Company who have been directors of the Company for at least two years; or (iii) the sale or transfer of shares of the Company by the Company and/or any one or more of its stockholders, in one or more transactions, related or unrelated, to one or more Persons under circumstances



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whereby any Person and its Affiliates shall own, after such sales and transfers, at least one-half of the shares of the Company having voting power for the election of directors. Nothing contained in this definition shall limit or restrict the right of the Executive from participating in any discussions or voting on any matter referred to in this definition at any meeting of the Company's Board of Directors. For purposes of this Agreement, the term "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any other Person. For purposes of this Agreement, the term "Person" shall mean an individual, partnership, firm, trust, corporation, limited liability corporation, limited liability partnership, limited partnership, association or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the Company, such partnership, limited partnership, syndicate or other group shall be deemed a "Person" for the purposes of this Agreement.

                  (b) Upon the voluntary termination of employment with the Company by the Executive within six months after the occurrence of a Change in Control, or upon the involuntary termination of employment with the Company of the Executive for any reason other than death, Disability or termination for Cause within six months after the occurrence of a Change in Control, the Company, or the consolidated, surviving or transferee Person in the event of a consolidation, merger or sale of assets, shall pay to the Executive, in a lump sum immediately subsequent to the date of such termination, an amount equal to two times the total cash compensation, including Base Salary, Annual Bonus and car allowance, paid to the Executive during, or, in the case of the Annual Bonus, for, the prior fiscal year; provided, however, that, if the Executive is terminated without Cause, he may elect to receive either the severance under
Section 3(a) hereof or, if applicable, the payments set forth in this Section 6(b) and the benefits set forth in Section 6(c) hereof.

                  (c) Upon the voluntary termination of employment with the Company by the Executive within six months after the occurrence of a Change in Control, or upon the involuntary termination of employment with the Company by the Executive for any reason other than death, Disability or termination for Cause within six months after the occurrence of a Change in Control, the Company, or the consolidated, surviving or transferee Person in the event of a consolidation, merger or sale of assets, shall also provide, for a period of two years commencing on such termination of employment, medical, dental, life and disability insurance coverage for the Executive and the members of his family either immediately prior to Date of Termination or on the occurrence of such Change in Control, whichever is greater; provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life and disability insurance coverage from any other employer during such period, but the Executive shall not have any obligation to seek or accept employment during such period, whether or not any such employment would provide comparable medical, dental, life and disability insurance coverage.

                  (d) Upon the voluntary termination of employment with the Company by the Executive within six months after the occurrence of a Change in Control, or upon the involuntary termination of employment with the Company by the Executive for any reason other than death, Disability or termination for Cause within six months after the occurrence of a Change in



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Control, any Common Stock purchase warrant or stock option then held by the
Executive shall, anything to the contrary notwithstanding in the Common Stock purchase warrant or stock option, become immediately exercisable.

                  (e) In the event that, subsequent to a Change in Control, the Executive incurs any costs or expenses, including attorneys fees, in the enforcement of his rights under this Section 6, then, unless the Company, or the consolidated, surviving or transferee Person in the event of a consolidation, merger or sale of assets, is wholly successful in defending against the enforcement of such rights, the Company, or such consolidated, surviving or transferee Person, shall promptly pay to such Participant all such costs and expenses.

         7. SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding upon, and shall inure to the benefit of, the respective successors, assigns, legal representatives and heirs of the parties hereto.

         8. NOTICE. Any and all notices or other communications or deliveries required or permitted to be given or made shall be in writing and delivered personally, or sent by certified or registered mail, return receipt requested and postage prepaid, or sent by overnight courier service as follows:

         If to the Company, at:

         Substance Abuse Technologies, Inc.
         4517 NW 31st Avenue
         Ft. Lauderdale, FL 33309
         Attention: Chief Executive Officer

         with a copy to:

         Wachtel & Masyr, LLP
         110 East 59th Street
         New York, New York 10022
         Attention: Robert W. Berend, Esq.

         If to the Executive, at:

or at such other address as any party may specify by notice given to such other party in accordance with this Section 8. The date of giving of any such notice shall be the date of hand delivery, two days after the date of the posting of the mail or the date when deposited with the overnight courier.

         9. WAIVER. No provisions of this Agreement may be modified, waived or discharge unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other



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party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         10. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         12. GOVERNING LAW. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the State of Florida applicable to contracts to be performed entirely within that State, without giving effect to the principles of conflicts of law. Any suit or proceeding arising out of this Agreement shall be brought only in a federal or state court located in the Counties of Broward or Palm Beach, State of Florida; provided, however, that neither party waives its right to request the removal of such action or proceeding from the state court to a federal court in such jurisdiction. The parties hereto each waive any claim that such jurisdiction is not a convenient forum for any such suit or proceeding and the defense of lack of personal jurisdiction.

         13. ENTIRE AGREEMENT. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed on June __, 1997.

                                    SUBSTANCE ABUSE TECHNOLOGIES, INC.

                                    By:
                                        --------------------------------------
                                        Robert Stutman, Chief Executive Officer

                                    By:
                                        --------------------------------------
                                        David L. Dorff



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